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                                                                    EXHIBIT 12.1

Ratio of Earnings to Fixed Charges Worksheet
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Ratio of Earnings to Fixed Charges                   Interim      Interim
                                                 September 30, September 30, Historical Historical Historical Historical Historical
                                                     2003          2002          2002       2001       2000       1999      1998
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
Fixed Charges:

Interest on debt and capitalized leases               4,707         2,363        3,151      4,315       5,919      5,732      4,745
Capitalized interest                                      0             0            0          0           0          0          0
Amortization of debt premium, discount and expense    2,059(1)        233          310      1,208(2)      585        482        321
Interest element of rentals (estimated at 30%)        1,332         1,437        1,980      1,800       2,280      2,310      1,530
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Total Fixed Charges                                   8,098         4,033        5,441      7,323       8,784      8,524      6,596
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Preferred Dividends:

Preferred dividends accretion                             0             0            0          0           0          0          0
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Gross up to pretax based on 0% effective tax rate                                                                                 0
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Total Fixed Charges plus Preferred Dividends          8,098         4,033        5,441      7,323       8,784      8,524      6,596
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Earnings:

Consolidated net income from operations             (22,193)      (14,255)     (20,858)      (805)    (38,737)   (52,527)   (21,376)
Addback:

Amortizaton of capitalized interest                       0             0            0          0           0          0          0
Fixed charges                                         8,098         4,033        5,441      7,323       8,784      8,524      6,596
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Subtotal Earnings                                   (14,095)      (10,222)     (15,417)      6,518    (29,953)   (44,003)   (14,780)

Less: Capitalized interest                                0             0            0          0           0          0          0
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Total Earnings                                      (14,095)      (10,222)     (15,417)      6,518    (29,953)   (44,003)   (14,780)
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Ratio of Earnings to Fixed Charges                     -1.7          -2.5         -2.8        0.9        -3.4       -5.2       -2.2
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Ratio of Earnings to Fixed Charges and Preferred
  Dividends                                            (1.7)         (2.5)        (2.8)        0.9       (3.4)      (5.2)      (2.2)
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Deficiency of Earnings to Cover Combined Fixed
  Charges and Preferred Dividends                    22,193        14,255       20,858        805      38,737     52,527     21,376
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Interest on Rentals Worksheet
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                                                    Interim       Interim
                                                 September 30, September 30, Historical Historical Historical Historical Historical
                                                     2003          2002         2002       2001       2000       1999       1998
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A. Rental expense                                     4,439         4,789        6,600      6,000       7,600      7,700      5,100
B. Company Interest Factor (30%)                        0.3           0.3          0.3        0.3         0.3        0.3        0.3
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A. X B.                                               1,332         1,437        1,980      1,800       2,280      2,310      1,530
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(1)  Includes $665K in debt offering costs charged to expense in connection with the debt restructuring.
(2)  Includes $782K in debt offering costs charged to expense in connection with the debt restructuring.
(3)  For purposes of determining the ratio of earnings to combined fixed charges and preferred dividends and the deficiency of earnings to cover combined fixed charges and preferred dividends, "earnings" includes pre-tax income
     (loss) adjusted for fixed charges and preferred dividends. "Fixed charges"
     consist of interest expensed and capitalized, amortization of deferred financing charges, and that portion of operating lease rental expense
     (deemed to be 30% of rental expense) representative of interest.